Exhibit 99.1

Media:	Investors:
Thomas Furr	David K. Waldman/Jody Burfening
Smart Online Inc.	Lippert/Heilshorn & Associates
919-765-5000	212-838-3777
tfurr@smartonline.com	dwaldman@lhai.com

Valdis Hellevik
Axis Public Relations
650-401-7700
valdis@axispr.com

Smart Online Acquires Assets of a Sales Force Automation Company
to Expand its Suite of Web-Based Small Business Applications

Acquisition to Provide Integrated Sales Force Automation (SFA)
and Customer Relationship Management (CRM) Applications to Smart Online Platform

RESEARCH TRIANGLE PARK, N.C., October 05, 2005 — Smart Online Inc. (OTCBB: SOLN), a leading provider of Software-as-Services (SaS) for the small-to-medium size business (SMB) market, today announced that it has acquired substantially all of the assets of privately-held Computility, Inc., a provider of Web-based Sales Force Automation (SFA) and Customer Relationship Management (CRM) applications. Computility’s revenues totaled $1,034,022 for the six months ended June 30, 2005 and $1,986,522 for the year ended December 31, 2004 compared to $659,354 and $1,002,970 for Smart Online during the same periods. Had the revenues of Smart Online and Computility been included for the first six months of 2005, Smart Online’s pro forma combined revenues would have totaled approximately $1.7 million which represents an increase of over 150% as compared to Smart Online on a stand alone basis. As part of the transaction, Smart Online issued 484,213 shares of common stock to Computility and assumed certain liabilities. Smart Online will integrate Computility’s SFA and CRM software into its OneBiz Conductor™ platform to provide a more expanded suite of integrated applications that automatically updates and maintains sales, customer, and financial information across all applications. Smart Online expects to retain Computility’s key employees and existing operations in Des Moines, Iowa, and will continue to support Computility’s current customer base of over 2,500 subscribers.

“Smart Online’s acquisition of this SFA and CRM solutions will enable us to strategically extend the functionality of our OneBiz Conductor™ platform, making a broad suite of integrated Web-based applications for small businesses that now includes SFA and CRM applications in addition to accounting and human resource management,” said Michael Nouri, president and CEO, Smart Online Inc. “Business customers will benefit from fully integrated daily-use applications that will enable them to drive their sales, handle customer service processes and manage accounting seamlessly through our platform. We look forward to offering this expanded, fully integrated suite of applications through our network of private-label partners, such as BusinessWeek Online and JPMorgan Chase, which provide exposure to more than 4 million small businesses nationwide.”

“Computility customers have significantly increased their sales process productivity with our easy-to-use, Web-based SFA and CRM software which enables them to coordinate all sales efforts, retain customers, manage projects, conduct analyses, and generate reports and forecasts on-demand,” said Mike Stuart, president and CEO, Computility, Inc. “By leveraging our full-featured software in conjunction with Smart Online’s OneBiz Conductor’s applications, customers closing sales will benefit by having that information automatically appear in OneBiz Conductor™’s accounting application which will significantly automate their key business processes.”

Smart Online Acquires the Assets of a Sales Force Automation Company to Expand its Suite of Web-Based Small Business Applications	Page 2

About Computility, Inc.
Computility, Inc. based in Des Moines, Iowa, provides on-demand software applications and IT services to help organizations manage more effectively, grow more rapidly and retain more customers. Computility offers comprehensive Web-based Customer Relationship Management (CRM), Association Management Systems and Business Management Systems, communications and network management solutions, support, training and consultative services. Computility has over 2,500 system users throughout the United States.

About Smart Online Inc.
Smart Online Inc. (OTCBB: SOLN) is a pioneer of Web-native applications, and is the first provider to offer a private-labeled online business platform that enables Web delivery of applications and services used to start, grow and run small-to-medium size businesses (SMBs). In 1999, Smart Online converted its business applications to a Software-as-Service (SaS) Web delivery model. Today, the company markets its Web-based business applications to customers via http://www.smartonline.com and private-labels its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites Smart Online’s applications to enable their customers to run their businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

# # #

Smart Online, the Smart Online logo, and OneBiz Conductor are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward Looking Statements
This announcement contains forward-looking statements regarding the expected impact of the acquisition of Computility. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the possibility that the reaction of the users of Computility’s and Smart Online’s services, the future growth of Computility’s services, the reaction of competitors to the transaction, and the possibility that integration following the transaction may be more difficult than expected. More information about potential factors which could affect Smart Online’s business and financial results is included in Smart Online's Annual Report on Form 10-K for the year ended December 31, 2004, the company's Quarterly Reports on Form 10-Q and the 8-k filed with regard to this transaction. All forward-looking statements are based on information available to Smart Online on the date hereof, and Smart Online assumes no obligation to update such statements.

(tables follow)

Smart Online Acquires the Assets of a Sales Force Automation Company to Expand its Suite of Web-Based Small Business Applications	Page 3

Pro Forma Summary of Selected Balance Sheet Data as of June 30, 2005
(unaudited)

	Smart Online, Inc.	Computility, Inc.	Pro forma Combined

TOTAL ASSETS:	$1,013,386	$835,417	$1,848,803
LONG-TERM LIABILITIES:	$-0-	$1,062,142	$1,062,142
TOTAL STOCKHOLDERS' EQUITY (DEFICIT):	$120,008	$(1,440,490)	$(1,320,482)

Pro Forma Summary of Selected Statement of Operations Data
for the Six Months Ended June 30, 2005
(unaudited)

	Smart Online, Inc.	Computility, Inc.	Pro forma Combined

TOTAL REVENUES:	$659,354	$1,034,022	$1,693,376
(LOSS) INCOME FROM OPERATIONS:	$(2,227,790)	$105,708	$(2,122,082)
NET (LOSS) INCOME ATTRIBUTED TO COMMON SHAREHOLDERS	$(1,660,964)	$1,011	$(1,659,953)

Smart Online Acquires the Assets of a Sales Force Automation Company to Expand its Suite of Web-Based Small Business Applications	Page 4

Pro Forma Summary of Selected Balance Sheet Data as of December 31, 2004

	Smart Online, Inc.	Computility, Inc.	Pro forma Combined

TOTAL ASSETS:	$773,701	$793,886	$1,567,587
LONG-TERM LIABILITIES:	$1,091,814	$1,026,733	$2,118,547
TOTAL STOCKHOLDERS' DEFICIT:	$(1,911,090)	$(1,450,702)	$(3,361,792)

Pro Forma Summary of Selected Statement of Operations Data
for the Year Ended December 31, 2004

	Smart Online, Inc.	Computility, Inc.	Pro forma Combined

TOTAL REVENUES:	$1,002,970	$1,986,522	$2,989,492
LOSS FROM OPERATIONS:	$(2,801,935)	$(244,139)	$(3,046,074)
NET LOSS ATTRIBUTED TO COMMON SHAREHOLDERS	$(8,319,049)	$(451,772)	$(8,770,821)